UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — October 23, 2014 (October 23, 2014)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, NY 10151
(Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 23, 2014, MDC Partners Inc. (the “Company”), Maxxcom Inc. (a subsidiary of the Company) (“Maxxcom”) and each of their subsidiaries party thereto entered into an amendment (the “Amendment”) to their existing senior secured revolving credit facility, dated as of March 20, 2013 (as amended, the “Credit Agreement”), with Wells Fargo Capital Finance, LLC (“Wells Fargo”), as agent, and the lenders party thereto.

The Amendment extends the maturity date of the Credit Agreement by an additional eighteen months, to September 30, 2019. The Amendment further provides, among other things, for a reduction of the Company’s base borrowing interest rate by 25 basis points and modification of certain restrictive covenants to provide the Company with increased flexibility.

In addition, the maximum revolving commitment amount under the Credit Agreement was increased to $325 million, from $225 million, in connection with the Amendment and pursuant to separate assignment agreements in which Citizens Bank, National Association, and Royal Bank of Canada joined Wells Fargo, JPMorgan Chase Bank, N.A., Goldman Sachs Lending Partners, LLC, Bank of Montreal and NYCB Specialty Finance Company, LLC as lenders under the credit facility.

The foregoing summary description of the Amendment to the Credit Agreement is qualified in its entirety by reference to the full text of the agreements. The Amendment is filed as an exhibit to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of October 23, 2014, by and among the lenders party thereto, Wells Fargo, the Company, Maxxcom and each of the Company and Maxxcom’s subsidiaries party thereto.

99.1	Press release dated October 23, 2014, relating to the Company’s announcement of the amendment to the Credit Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: October 23, 2014	MDC Partners Inc.

	By:	/s/ Mitchell Gendel
Mitchell Gendel General Counsel & Corporate Secretary